SECURITIES AND EXCHANGE COMMISSION
              Washington, D.C. 20549

                 SCHEDULE 13G/A
     Under the Securities Exchange Act of 1934
                (Amendment No. 2)*


           Provectus Pharmaceuticals, Inc.
------------------------------------------------------
                 (Name of Issuer)

                   Common Stock
------------------------------------------------------
          (Title of Class of Securities)

                     74373F100
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                  (CUSIP Number)

                December 31, 2009
------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [x] Rule 13d-1(c)

     [_] Rule 13d-1(d)
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(1)  The remainder of this cover page shall be filled out
for a reporting person's initial filing on this form with respect to the subject class of securities,and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74373F100                   13G/A
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1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Donald E. Adams

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                            (a)  [_]
                                            (b)  [_]
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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION

US
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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           2,793,762 (See Item 4)
               ---------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               ---------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         2,793,762 (See Item 4)
               ---------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,793,762 by Donald E. Adams (See Item 4)
3,234,499 by Joan K. Adams (See Item 4)
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
                                                 [_]
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.12%, based on 66,082,725 outstanding shares of common
stock of the Issuer as of 12/31/09
------------------------------------------------------
12. TYPE OF REPORTING PERSON (See Instructions)

IN
------------------------------------------------------

CUSIP No. 74373F100                13G/A
------------------------------------------------------
1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Joan K. Adams

------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a)  [_]
                                             (b)  [_]
------------------------------------------------------
3. SEC USE ONLY

------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

US
------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           3,234,499 (See Item 4)
               ---------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               ---------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         3,234,499 (See Item 4)
               ---------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,793,762 by Donald E. Adams (See Item 4)
3,234,499 by Joan K. Adams (See Item 4)
------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
                                                 [_]
------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.12%, based on 66,082,725 outstanding shares of common
stock of the Issuer as of 12/31/09
------------------------------------------------------
12. TYPE OF REPORTING PERSON (See Instructions)

IN
------------------------------------------------------

CUSIP No. 74373F100                13G/A
------------------------------------------------------
Item 1(a).  Name of Issuer:

Provectus Pharmaceuticals, Inc.
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Item 1(b).  Address of Issuer's Principal Executive Offices:

7327 Oak Ridge Highway
Knoxville, Tennessee 37931
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Item 2(a).  Name of Persons Filing:

Donald E. Adams
Joan K. Adams
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Item 2(b).  Address of Principal Business Office, or
if None, Residence:

The address of the principal business office of each of the Reporting Persons is
370 Crestmont Drive, San Luis Obispo, CA 93401
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Item 2(c).  Citizenship:

US
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Item 2(d).  Title of Class of Securities:

Common Stock
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Item 2(e).  CUSIP Number:

74373F100
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Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b),
or 13d-2(b)or (c), Check Whether the Person Filing is a:

     (a)       [_] Broker or dealer registered under Section
15 of the Exchange Act.

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
Company Act;

     (j)       [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 6,028,261 /1/

     (b)  Percent of class: 9.12% /1,2/

     (c)  Number of shares as to which Donald E. Adams has:

          (i) Sole power to vote or to direct the vote:  2,793,762 /1/

          (ii) Shared power to vote or to direct the vote: 0

          (iii) Sole power to dispose or to direct the disposition of: 2,793,762 /1/

          (iv) Shared power to dispose or to direct the disposition of: 0

          Number of shares as to which Joan K. Adams has:

          (i) Sole power to vote or to direct the vote: 3,234,499 /1/

          (ii) Shared power to vote or to direct the vote: 0

          (iii) Sole power to dispose or to direct the disposition of: 3,234,499 /1/

          (iv) Shared power to dispose or to direct the disposition
               of: 0
---------------
     /1/   Of the total number of shares shown as beneficially owned
by the Reporting Persons, 2,793,762 are owned directly by Donald E. Adams and comprise (i) 1,968,762 shares of common stock; (ii) 266,666 shares of common stock issuable upon the exercise of a warrant expiring on March 30, 2010; and (iii) 558,334 shares of common stock issuable upon the exercise of a warrant expiring on December 31, 2010.
           Of the total number of shares shown as beneficially owned by the Reporting Persons, 3,234,499 are owned directly by Joan K. Adams and comprise (i) 2,409,499 shares of common stock; (ii) 266,667 shares of common stock issuable upon the exercise of a warrant expiring on March 30, 2010; and
(iii) 558,333 shares of common stock issuable upon the exercise of a warrant expiring on December 31, 2010. Donald E. Adams and Joan K. Adams are husband and wife. Each Reporting Person disclaims beneficial ownership of the shares owned directly by his or her spouse.

    /2/     Based on 66,082,725 outstanding shares of common stock of the
Issuer as of 12/31/09.

CUSIP No. 74373F100                13G/A
------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.

NOT APPLICABLE

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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

NOT APPLICABLE

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Item 7.  Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent Holding Company.

NOT APPLICABLE

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Item 8.  Identification and Classification of Members of the Group.

NOT APPLICABLE

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Item 9.  Notice of Dissolution of Group.

NOT APPLICABLE

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Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):
          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                   NOT APPLICABLE

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


                       SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief,I certify that the information set forth in this statement is true, complete and correct.



                             March 16, 2010
                             (Date)


                             DONALD E. ADAMS
                             BY: /s/ DONALD ADAMS
                             (Signature)


                             JOAN K. ADAMS
                             BY: /s/ JOAN ADAMS
                             (Signature)

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule
13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).